                                                                      EXHIBIT 5

                              SYNSORB BIOTECH INC.

                            SHARE PURCHASE AGREEMENT


         THIS SHARE PURCHASE AGREEMENT (the "Agreement") is made as of January 28, 1998 (the "Effective Date"), by and between SYNSORB BIOTECH INC., an Alberta corporation (the "Company") and BIOTECH TARGET S.A., a Panama corporation (the "Purchaser").

SECTION I  PURCHASE AND SALE OF SHARES

         Subject to the terms and conditions of this Agreement, the Company agrees to issue and sell to the Purchaser and the Purchaser agrees to purchase from the Company one million (1,000,000) common shares (the "Shares"), for a purchase price of EIGHT MILLION SIX HUNDRED THOUSAND ($8,600,000) DOLLARS.

SECTION II CLOSING DATE; DELIVERY


         2.1 CLOSING DATE. The closing of the purchase and sale of the Shares hereunder (the "Closing") shall be held at the offices of Baker & McKenzie, 181 Bay Street, Suite 2100, Toronto, Ontario at 10:00 a.m., on February 12, 1998 or at such other time and place upon which the Company and Purchaser shall agree. The date of the Closing is hereinafter referred to as the "Closing Date".


         2.2 DELIVERY. At the Closing, the Company will deliver to Purchaser one certificate representing the Shares to be purchased by the Purchaser, registered in the Purchaser's name. Such delivery shall be made against payment of the purchase price therefor by wire transfer to the Company's bank account.


SECTION III    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to the Purchaser as of the Closing Date as follows:

         3.1 ORGANIZATION AND STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the province of Alberta and has full power and authority to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. The Company is qualified to do business in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification.

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                                     - 2 -



         3.2 LISTING AND REPORTING ISSUER STATUS. The common shares of the Company are listed and posted for trading on The Toronto Stock Exchange (the "TSE") and the Company is not in breach of any TSE requirements applicable to it or necessary for it to remain so listed. The Company is and has been a reporting issuer or the equivalent in the provinces of British Columbia, Alberta and Ontario, and is not and has not been in default of any of the requirements of the provincial securities laws, rules, regulations, policies, rulings or orders applicable to it since January 28, 1997.


         3.3 CORPORATE POWER; AUTHORIZATION. The Company has all requisite corporate power to, and has taken all requisite corporate action to, execute and deliver this Agreement, to sell and issue the Shares and to carry out and perform all of its obligations under this Agreement, and this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally; and (ii) as limited by equitable principles generally. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by the Company will (i) conflict with or violate any provision of the Articles of Incorporation or By-Laws of the Company; (ii) conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to the Company or its business, which violation would have a material adverse effect on the Company; or (iii) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or accelerate the performance required by or maturity of, or result in the creation of any security interest, lien, charge or encumbrance on any of the Company's assets pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, permit, license, franchise, lease, contract, or other instrument or obligation to which the Company is a party, which breach, default, termination, cancellation, acceleration, security interest, lien, charge or encumbrance would have a material adverse effect on the Company.


         3.4   ISSUANCE AND DELIVERY OF SHARES.  The Shares, when
issued and paid for in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable. The issuance and delivery of the Shares is not subject to preemptive, co-sale, right of first refusal or any other similar rights of the shareholders of the Company or any liens or encumbrances, provided however, that the Shares may be subject to restrictions on transfer under provincial securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.
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                                     - 3 -


         3.5   FULL DISCLOSURE.  The Company has furnished to the
Purchaser the following documents filed with or to be filed with the Ontario Securities Commission (collectively, the "OSC Documents") and the Company warrants that the information contained in such documents, as of their respective dates, did not contain any untrue statement of a material fact, and did not omit to state any material fact necessary to make any statement, in light of the circumstances under which such statement was made, not misleading:


         (a) The Information Circular for the Annual and Special Meeting of Shareholders held on May 15, 1997;


         (b) The Company's Interim Reports for the quarters ended September 30, 1997, June 30, 1997 and March 31, 1997;
               and


         (c)   The Company's Annual Reports for the years ended
               December 31, 1996 and December 31, 1995.


         3.6   LITIGATION.  Except as set forth in the OSC
Documents, there is no pending or, to the Company's knowledge, threatened action, suit or other proceeding before any court, governmental body or authority, stock exchange, or arbitrator to which the Company is a party or to which its property or assets are subject and to the Company's knowledge, no basis exists for any (i) material legal proceeding by or against the Company or
(ii) governmental proceeding or investigation of the Company.


         3.7 GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, provincial or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement except for (a) compliance with the Securities Act (Ontario) R.S.O. 1990 c. S. 5 (the "Securities Act") and the Securities Act (Alberta) R.S.A. 1981, c. S-6.1, as amended from time to time, (the "Securities Act (Alberta)"); (b) compliance with the requirements of the TSE; and (c) compliance with the requirements of the ABCA. Business Corporations Act (Alberta) R.S.A. 1981 c. B-15, as amended from time to time, (the "ABCA").


         3.8   NO MATERIAL ADVERSE CHANGE.  Since September 30, 1997
there have not been any changes in the assets, liabilities, financial condition or operations of the Company from that reflected in the OSC Documents except changes in the ordinary course of business which have not been, either individually or in the aggregate, materially adverse.
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                                     - 4 -



         3.9 CAPITALIZATION. As of January 26, 1998 the Company had 18,978,020 common shares outstanding and 0 preferred shares outstanding. As of January 26, 1998, there were 1,691,646 options to purchase 1,691,646 common shares and 0 warrants to purchase common shares outstanding.


         3.10 NO SUBSIDIARIES. The Company does not have any subsidiary bodies corporate (as such term is defined in subsection 2(4) of the ABCA.


         3.11 NO VIOLATIONS. The Company is not in violation of its charter, bylaws or other organizational document, or of any law, administrative regulation, ordinance, order, judgment or decree of any court or governmental agency, arbitration panel or authority applicable to the Company, except for violations which, individually or in the aggregate, would not have a material adverse effect on the Company. The Company is not in default in any material respect in the performance of any obligation, agreement or condition contained in any bond, debenture, note or any other evidence of indebtedness in any indenture, mortgage, deed of trust, or any other agreement or instrument to which the Company is a party or by which the Company is bound or by which the properties of the Company are bound or affected, except for violations which, individually or in the aggregate, would not have a material adverse effect on the Company, and there exists no condition which, with the passage of time or otherwise, would constitute a material default under any such document or instrument or result in the imposition of any material penalty or the acceleration of any material indebtedness.


         3.12 GOVERNMENTAL PERMITS, ETC. The Company has all necessary franchises, licenses, permits, certificates and other authorizations from any foreign, federal, provincial or local government or governmental agency, department, or body that are currently necessary for the operation of the business of the Company as currently conducted and as described in reports required to be filed by the Company under the Securities Act and the absence of which would have a material adverse effect on the Company.


         3.13  FINANCIAL STATEMENTS.  The financial statements of
the Company and the related notes contained in the OSC Documents present fairly, subject to normal year end adjustments in the case of the quarterly statements, the financial position of the Company as of the dates indicated, and the results of its operations and cash flows for the periods therein specified and the assets and liabilities of the Company have not changed materially since September 30, 1997 except for changes in the ordinary course of business. Such financial statements (including the related notes) have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis throughout the periods therein specified.
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                                     - 5 -



         3.14 OPERATION OF THE BUSINESS. The Company owns and retains all such assets and contractual rights necessary for it to operate its business as described in the OSC Documents, except where the failure to own or retain such assets or contractual rights would not have a material adverse effect upon the operations of the Company.


         3.15 ENVIRONMENTAL MATTERS. The Company is in compliance with all applicable local, provincial and federal safety and environmental laws and regulations in all material respects.


         3.16 INTELLECTUAL PROPERTY. The Company owns or possesses sufficient rights to use all material patents, patent rights, industrial designs (design patents), trademarks, service marks, copyrights, licenses, inventions, trade secrets, know-how ("Intellectual Property") described or referred to in the OSC Documents, as owned or used by it or that are necessary for the conduct of its business as now conducted or as described in the OSC Documents. Except as described in the OSC Documents, the Company has not entered into or become party to any material development, license or other agreement pursuant to which it has secured the right or obligation to use, or granted others the right or obligation to use any Intellectual Property or any other intellectual property right. All technical information developed by or belonging to the Company which has not been patented has been kept confidential by the Company except for disclosure to third parties subject to confidentiality restrictions.


         3.17 RELIANCE. The Company acknowledges that the Purchaser has reviewed and relied upon the OSC Documents in making its decision to purchase the Shares.

SECTION IV       REPRESENTATIONS AND WARRANTIES OF PURCHASER

         The Purchaser hereby represents and warrants to the Company, effective as of the Closing Date, as follows:


         4.1   AUTHORIZATION.  The Purchaser represents and warrants
to the Company that: (i) the Purchaser has all requisite legal and corporate or other power and capacity and has taken all requisite corporate or other action to execute and deliver this Agreement, to purchase the Shares and to carry out and perform all of its obligations under this Agreement; and (ii) this Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally and (b) as limited by equitable principles generally.
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                                     - 6 -



         4.2   RESIDENCE.  The Purchaser is not a resident of Canada.


         4.3 INVESTMENT KNOWLEDGE. The Purchaser has had access to and has acquired information about the Company sufficient to answer the Purchaser's question with respect of the business and affairs of the Company, the Shares and the transactions contemplated hereby.


         4.4   INVESTMENT INTENT.  The Purchaser is purchasing the
Shares for its own account as principal, for investment purposes only, and not with a view to, or for, resale or distribution to, or for the benefit of, any other person. Purchaser understands that the Shares are being issued to it in reliance on exemptions from the prospectus requirements of the Securities Act and the Securities Act (Alberta). If required by applicable securities legislation, policy or order or by any securities commission, stock exchange or other regulatory authority, the Purchaser will, at the reasonable expense of the Company, execute, deliver, file and otherwise assist the Company in filing such reports, undertakings and other documents with respect to the issuance of the Shares as may be required, and without restricting the foregoing, the Purchaser will complete or cause to be completed the Undertaking to the TSE attached hereto as Exhibit A for use in connection with fulfilment of the TSE requirements for the transaction contemplated by this Agreement, and will deliver such undertaking to the Company on or prior to the date of Closing.


         4.5 NO LEGAL, TAX OR INVESTMENT ADVICE. The Purchaser understands that nothing in this Agreement or any other materials presented in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice and that independent legal counsel has reviewed these documents and materials on the Purchaser's behalf. The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares.


         4.6 EXEMPTION REQUIREMENTS. The Purchaser has been independently advised as to the applicable hold period and restrictions with respect to trading imposed in respect of the Shares by securities legislation in the jurisdiction in which it resides.


         4.7   OFFERING MEMORANDUM.  The Purchaser has not received,
nor has it requested, any offering memorandum describing the business and affairs of the Company which has been prepared for delivery to, and review by, prospective purchasers in order to assist them in making an investment decision in respect of the Shares, and it has not become aware of any advertisement in printed media of general and regular paid circulation or on radio or television with respect to the distribution of the Shares.
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                                     - 7 -


         4.8 INFORMATION RELIED UPON. Except as otherwise provided herein, the Purchaser has relied upon certain publicly available information relating to the Company and not upon any verbal or written representation as to fact or otherwise made by or on behalf of the Company and agrees that the Company and its representatives assume no responsibility or liability of any nature whatsoever for the accuracy, adequacy or completeness of publicly available information not prepared by the Company.


         4.9 PURPOSE OF INCORPORATION. The Purchaser was not incorporated or created solely to permit the purchase of the Shares without the need for the filing of a prospectus, or if it is a corporation incorporated or created for such purpose, each shareholder of Purchaser is an individual who has contributed at least $150,000 to Purchaser for the purpose of investment by the Purchaser in the Shares.

SECTION V      COVENANTS OF THE COMPANY


         5.1 If requested by the Purchaser in writing, the Company shall forthwith after the date of Closing use its best efforts to create a vacancy on the board of its directors and to cause a nominee of the Purchaser to be appointed to the board of its directors to serve until the next annual meeting of the shareholders of the Company. If requested by the Purchaser in writing prior to March 1, 1998, the Company shall use its best efforts to cause a nominee of the Purchaser to be nominated as a director of the Company for election at its next annual meeting of shareholders. The Company will put forth the said nominee of the Purchaser for election to its board of directors as aforesaid and will use its best efforts to cause to be solicited proxies for its annual meeting of shareholders in favour of the election of such individual. In both of the above cases, the suggested nominee of the Purchaser must be acceptable to the Company, acting reasonably. The obligations of the Company pursuant to this paragraph 5.1 shall terminate and be of no further force or effect after the first annual meeting of its shareholders following the date of this Agreement.


         5.2   RIGHT OF FIRST REFUSAL


         (a) The Company hereby grants to the Purchaser the right of first refusal to purchase the Purchaser's Pro Rata Share of New Securities which the Company may sell or issue between the Closing Date and one year after the Closing Date. "New Securities" means any common shares of the Company, whether now authorized or not, and any rights, options or warrants to purchase any common shares of the Company which are sold or issued pursuant to a public offering or private placement other than those options issued to employees, directors and consultants. "Pro Rata Share" is the ratio of the number of common shares owned by the Purchaser in relation to all of the issued and outstanding common shares, immediately prior to the issuance of New Securities, assuming full conversion of any convertible or exchangeable shares and the exercise of any right, option or warrant for common shares, other than those options issued to employees, directors or consultants.

         (b) In the event that the Company proposes to issue or sell New Securities, it shall give the Purchaser written notice of the proposal describing the proposed New Securities and the terms (including the range of proposed pricing) upon which the Company proposes to sell or issue the New Securities and the proposed buyers, if known (the "New Securities Notice").


         (c) The Purchaser shall have twenty four (24) hours after the New Securities Notice has been received to conditionally agree in writing to purchase such New Securities upon the terms specified in the New Securities Notice (the "Conditional Acceptance"). The Conditional Acceptance shall state the quantity of New Securities to be purchased, which in any event may not exceed the Purchaser's Pro Rata Share.


         (d) Upon final agreement as to pricing of the New Securities, the Company shall, as soon as practicable, notify the Purchaser in writing of same and of the deadline for notification of the private placement to applicable stock exchanges ("Final Price Notice"). The Purchaser shall have, upon receipt of the Final Price Notice, 18 hours to provide the Company with an unconditional acceptance of the offer to purchase the New Securities.

SECTION VI     CONDITIONS TO CLOSING OF PURCHASER

         Purchaser's obligation to purchase the Shares at the Closing is, at the option of Purchaser, subject to the fulfilment or waiver as of the Closing Date of the following conditions:


         6.1   REPRESENTATIONS AND WARRANTIES.  The representations
and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date.
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                                     - 9 -



         6.2 LEGAL OPINION. The Company shall have delivered a legal opinion from Bennett Jones Verchere, counsel to the Company, in substantially the form attached hereto as Exhibit B with respect to the sale of the Shares by the Company hereunder.


         6.3   OFFICER'S CERTIFICATE.  The Company shall deliver to
Purchaser a certificate dated as of the Closing Date, signed by the Chief Executive Officer of the Company, stating that the representations and warranties set forth in Section 3 are true as of, and all of the closing conditions set forth in this Section 6 have been satisfied on the Closing Date.


         6.4 TSE APPROVAL. The Company shall deliver at Closing evidence of TSE approval of the transactions contemplated by this Agreement. The Company shall obtain all necessary approvals of the TSE for the listing on the TSE of the Shares to be issued pursuant to this Agreement.


         6.5 COVENANTS. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.


SECTION VII    CONDITIONS TO CLOSING OF COMPANY

         The Company's obligation to sell and issue the Shares is, at the option of the Company, subject to the fulfilment or waiver of the following conditions:


         7.1 REPRESENTATIONS AND WARRANTIES. The representations made by Purchaser in Section 4 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of such date.


         7.2 COVENANTS. All covenants, agreements and conditions contained in this Agreement to be performed by Purchaser on or prior to the Closing Date shall have been performed or complied with in all material respects.


SECTION VIII   INDEMNIFICATION


         8.1   MUTUAL INDEMNIFICATIONS FOR BREACHES OF WARRANTY, ETC.


         (a) The Company hereby covenants and agrees with the Purchaser, and the Purchaser hereby covenants and agrees with the Company (the Party or Parties so covenanting and agreeing to indemnify another Party being hereinafter in this Section referred to as the "Indemnifying Party" and the Party so to be indemnified being hereinafter called the "Indemnified Party") to indemnify and save harmless the Indemnified Party, effective as and from the Closing Date from and against any claims, demands, actions, causes of action, damage, loss, (including from a reduction in the price of the Shares), costs, liability or expense (hereinafter in this Section 8 called "Claims") which may be made or brought against the Indemnified Party and/or which it may suffer or incur as a result of, in respect of, or arising out of any non-fulfilment of any covenant or agreement on the part of the indemnifying Party under this Agreement or any incorrectness in or breach of any representation or warranty of the Indemnifying Party contained herein or in any certificate or other document furnished by the Indemnifying Party pursuant hereto. The foregoing obligation of indemnification in respect of such Claims shall be subject to the requirements that the Indemnifying Party shall, in respect of any Claims made by any third party, be afforded an opportunity at its sole expense to resist, defend and compromise the same, provided that the Indemnified Party shall provide the Indemnifying Party with notice of any claims, forthwith upon its receipt of same.

         (b) Promptly after receipt by any indemnified person of a notice of a claim or the commencement of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 8.1, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, and, subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person and the indemnifying person shall have been notified thereof, the indemnifying person shall be entitled to participate therein, and, to the extent that it shall wish, to assume and undertake the defense thereof, with counsel reasonably satisfactory to the indemnified person. After notice from the indemnifying person to such indemnified person of the indemnifying person's election to assume and undertake the defense thereof, indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof; provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate in the reasonable judgment of the indemnified person for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person.

         8.2 EXPIRY OF LIABILITY. The representations, warranties, agreements and covenants set forth herein and the obligations of the parties hereto shall survive the date of the Agreement and the Closing and shall continue in full force and effect until the fifth business day following the first anniversary of the Closing Date except for:


         (a) those relating to title to the Shares which shall survive without limit;


         (b)   those relating to environmental matters referred to in Section
               3.15 which shall survive without limit; and


         (c) those relating to Claims, notice of which has been provided by the Indemnified Party to the Indemnifying Party prior to the fifth business day following the first anniversary of the Closing Date.

SECTION IX      RESTRICTIONS ON TRANSFERABILITY OF SHARES:
                COMPLIANCE WITH SECURITIES ACT


         9.1 RESTRICTIONS ON TRANSFERABILITY. The Shares may not be transferred or sold other than either:


         (a) unless the Shares have been held for at least one year from the date of Closing and the Shares are listed and posted for trading on the TSE; or

         (b)   with the approval of the TSE:


               (i) pursuant to a prospectus qualified in the applicable Canadian jurisdictions; or


               (ii) upon receipt by the Company of an opinion of counsel reasonably acceptable to it stating that such sale or transfer is exempt from the registration and prospectus requirements of applicable provincial securities legislation.


         9.2 RESTRICTIVE LEGEND. Each certificate representing Shares shall bear substantially the following legends:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED BY WAY OF EXEMPTION FROM PROSPECTUS AND REGISTRATION REQUIREMENTS UNDER APPLICABLE PROVINCIAL SECURITIES

         LEGISLATION. THESE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY, AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION HEREOF. THESE SHARES MAY NOT BE SOLD OR TRANSFERRED:

         (1) UNLESS THE SHARES HAVE BEEN HELD FOR AT LEAST ONE YEAR FROM [DATE] AND THE SHARES ARE LISTED AND POSTED ON THE TORONTO STOCK EXCHANGE; OR

         (2)   WITH THE APPROVAL OF THE TORONTO STOCK EXCHANGE:

               (i) BY WAY OF PROSPECTUS QUALIFIED IN THE APPLICABLE CANADIAN JURISDICTIONS; OR

               (ii) THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS REQUIREMENTS OF APPLICABLE PROVINCIAL SECURITIES LEGISLATION

               Upon the request of Purchaser, the Company shall remove the foregoing legend from the certificates evidencing the Shares and issue to Purchaser new certificates free of any transfer legend if with such request, and at the request of the Company, the Company shall have received an opinion of counsel satisfactory to the Company, to the effect that the proposed transfers by Purchaser of such Shares may be made in compliance with applicable provincial securities law and TSE requirements.

SECTION X      MISCELLANEOUS


         10.1 WAIVERS AND AMENDMENTS. The terms of this Agreement may be waived or amended with the written consent of the Company and Purchaser.


         10.2 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with, and the rights of the parties hereto shall be governed by, the laws of the Province of Ontario, excluding any conflict of laws, rule or principle which might refer such construction to the laws of another jurisdiction. Each of the parties hereto hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario.

         10.3 CURRENCY. All statements of or reference to dollar amounts in this Agreement, unless otherwise specifically indicated, shall mean lawful money of Canada.


         10.4 SUCCESSORS AND ASSIGNS. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties to this Agreement. This Agreement shall not be assigned by either party without the prior written consent of the other party, such consent not to be unreasonably withheld.


         10.5 ENTIRE AGREEMENT. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects thereof.


         10.6 NOTICES, ETC. All notices and other communications required or permitted under this Agreement shall be effective upon receipt and shall be in writing and may be delivered in person, by telecopy, overnight delivery service or registered or certified mail, addressed to the Company or Purchaser, as the case may be, at their respective addresses set forth below:

If to the Company:

               SYNSORB Biotech Inc.
               201, 1204 Kensington Road N.W.
               Calgary, Alberta
               T2N 3P5
               Attn:        Douglas A. Ball
                            Vice President, Finance and
                            Chief Financial Officer
               Telephone:   (403) 270-1321
               Facsimile:   (403) 283-5907 (please telephone first)

with a copy to:

               Bennett Jones Verchere
               4500, 855 2nd Street S.W.
               Calgary, Alberta T2P 4K7
               Attn:      Neil Stevenson
               Telephone: (403) 298-3155
               Facsimile: (403) 265-7219
and:

               Bogle & Gates, PLLC
               Two Union Square
               601 Union Street
               Seattle, Washington
               98101-2346
               Attn:       Randall Jones
               Telephone:  (206) 621-1555
               Facsimile:  (206) 621-2660


If to Purchaser:

               Biotech Target S.A.
               Swiss Bank Tower
               Panama 1
               Republic of Panama

With copies to:

               Bellevue Asset Management AG
               Grafenauweg 4
               CH-5301 Zug
               SWITZERLAND
               Attn:       Dr. Anders Hove
               Telephone:  011-41-41-724-5959
               Facsimile:  011-41-41-724-5958

and:

               Baker & McKenzie
               BCE Place
               181 Bay Street, Suite 2100
               Toronto, Ontario
               M5J 2T3

               Attn:       Edward J. Kowal
               Telephone:  (416) 865-6913
               Facsimile:  (416) 863-6275


               All notices and other communications shall be effective upon the earlier of actual receipt thereof by the person to whom notice is directed or (i) in the case of notices and communications sent by personal delivery or telecopy, one business day after such notice or communication arrives at the applicable address or was successfully sent to the applicable telecopy number, (ii) in the case of notices and communications sent by overnight delivery service, at noon (local time) on the second business day following the day such notice or communication was sent, and (iii) in the case of notices and communications sent by registered mail, seven days after such notice or communication shall have been deposited in the mail. Any notice delivered to a party hereunder shall be sent simultaneously, by the same means, to such party's counsel as set forth above.

         10.7 SEVERABILITY OF THIS AGREEMENT. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.


         10.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.


         10.9 FURTHER ASSURANCES. Each party to this Agreement shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as the other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

                 The foregoing Agreement is hereby executed as of the date first above written.

                                     BIOTECH TARGET S.A.


                                     Per:    /s/ DR. ANDERS HOVE
                                             ----------------------------
                                             Dr. Anders Hove
                                             Authorized Signatory

                                     Per:    /s/ H.J. GRAF
                                             ----------------------------
                                             Authorized Signatory
                                             H.J. Graf

                                     SYNSORB BIOTECH INC.


                                     Per:    /s/ BRAD THOMPSON
                                             --------------------------
                                             Brad Thompson
                                             Chairman & CEO


                                     Per:    /s/ DOUG BELL
                                             --------------------------
                                             Doug Bell
                                             Vice President Finance &
                                             Chief Financial Officer

                                   EXHIBIT A


                           THE TORONTO STOCK EXCHANGE

                PRIVATE PLACEMENT QUESTIONNAIRE AND UNDERTAKING

TO BE COMPLETED BY EACH PROPOSED PRIVATE PLACEMENT PURCHASER OF LISTED SECURITIES OR SECURITIES WHICH ARE CONVERTIBLE INTO LISTED SECURITIES

                                QUESTIONNAIRE

1.       DESCRIPTION OF TRANSACTION

         (a)     NAME OF ISSUER OF THE SECURITIES


                 Synsorb Biorech Inc.

         (b)     NUMBER AND CLASS OF SECURITIES TO BE PURCHASED


                 Common Shares
                 1,000,000

         (c)     PURCHASE PRICE

                 CAD 8,60/Share

2.       DETAILS OF PURCHASER

         (a)     NAME OF PURCHASER


                 Biotech Target S.A.

         (b)     ADDRESS

                 Swiss Bank Tower
                 Panama 1
                 Republic of Panama


         (c) NAMES AND ADDRESSES OF PERSONS HAVING A GREATER THAN 10% BENEFICIAL INTEREST IN THE PURCHASER.

                 None

3.       RELATIONSHIP TO ISSUER

         (a) IS THE PURCHASER (OR ANY PERSON NAMED IN RESPONSE TO 2(c) ABOVE) AN INSIDER OF THE ISSUER FOR THE PURPOSES OF THE ONTARIO SECURITIES ACT (BEFORE GIVING EFFECT TO THIS PRIVATE PLACEMENT)? IF SO, STATE THE CAPACITY IN WHICH THE PURCHASER (OR PERSON NAMED IN RESPONSE TO 2(c)) QUALIFIES AS AN INSIDER.

                                      NO

         (b) IF THE ANSWER TO (a) IS "NO", ARE THE PURCHASER AND THE ISSUER CONTROLLED BY THE SAME PERSON OR COMPANY? IF SO, GIVE DETAILS.

                                      NO

4.       DEALINGS OF PURCHASER IN SECURITIES OF THE ISSUER

         GIVE DETAILS OF ALL TRADING BY THE PURCHASER, AS PRINCIPAL, IN THE SECURITIES OF THE ISSUER (OTHER THAN DEBT SECURITIES WHICH ARE NOT CONVERTIBLE INTO EQUITY SECURITIES), DIRECTLY OR INDIRECTLY, WITHIN THE 60 DAYS PRECEDING THE DATE HEREOF.



         Trade         Date            # of Shares         Price per Share
         -----         ----            -----------         ---------------
         Bought      24-Jan-98           900,000                8.25

         Bought      24-Jan-98            79,510                8.57

                                  UNDERTAKING


TO:      The Toronto Stock Exchange

         The undersigned has subscribed for and agreed to purchase, as principal, the securities described in Item 1 of this Private Placement Questionnaire and Undertaking.

         The undersigned undertakes not to sell or otherwise dispose of any of the said securities so purchased or any securities derived therefrom for the lesser of:

1. a period of six months from the date of the closing of the transactions herein or for such period as is prescribed by applicable securities legislation, whichever is longer, without a prior consent of The Toronto Stock Exchange and any other regulatory body having jurisdiction.


DATED AT  ZUG                         BIOTCH TARGET S.A.
         ------------------           --------------------------------------
                                      (Name of Purchaser - Please Print)
this 5th day of February.



                                      /s/ H.J. GRAF/A. HOVE
                                      --------------------------------------
                                      (Authorized Signature)




                                      Authorized Signatory/Authorized Signatory
                                      --------------------------------------
                                      (Official Capacity - Please Print)




                                      H.J. GRAF / A. HOVE
                                      --------------------------------------
                                      (Please print here name of individual
                                      whose signature appears above, if
                                      different from name of purchaser
                                      printed above)